[EXHIBIT 3.3 – CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT]

FILED # C8002-01

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MAR 29 2001

IN THE OFFICE OF

DEAN HELLER

DEAN HELLER SECRETARY OF STATE

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

IN THE MATTER OF PREMIER DEVELOPMENT & INVESTMENT CORPORATION,
 Robert C. Harris at Nevada’s Best Incorporators, with address at 530 E. Patriot Blvd, Bldg. "T,"

STE 366, Reno, County of Washoe, State of Nevada 89511, hereby accept the appointment as

Resident Agent of the above-entitled corporation in accordance with NRS 78.090.

FURTHERMORE, that the principal office in this state is located at 530 E. Patriot Blvd, Bldg.

"T," STE 366, Reno, County of Washoe, State of Nevada 89511.

IN WITNESS WHEREOF, I set my hand this 19 day of MARCH, 2001.

/s/ Robert C. Harris

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Resident Agent